FROM:COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, MD 20817
PHONE:  301 214 3442
FAX:    301 214 7130
DATE:   May 16, 1997

For Immediate Release
---------------------

             COMSAT BOARD APPROVES PLAN FOR TAX-FREE SPIN-OFF
                       OF ASCENT ENTERTAINMENT GROUP
            -- Corporation Has Received Favorable IRS Ruling --


     BETHESDA, Md. - COMSAT Corporation (NYSE:CQ) today announced that its board of directors has approved a plan to distribute its 80.67% ownership interest in Ascent Entertainment Group, Inc. (NASDAQ:GOAL) to its shareholders through a tax-free dividend. The company has received a ruling from the IRS that a spin- off would not be taxable to the corporation or its shareholders.
     "With this decision we have reached a major milestone in our strategic plan to increase shareholder value by refocusing COMSAT on its core international satellite services and digital networking services," said Betty C. Alewine, president and chief executive officer of COMSAT. "Operating as independent companies, both COMSAT and Ascent will be better positioned to pursue their individual strategies more effectively."
     Implementation of the spin-off plan is subject to the declaration of a special dividend by the board of directors, any required consent of the National Basketball Association and the National Hockey League, the execution of intercompany agreements, and completion of changes in certain employee benefit plans. The corporation anticipates that these conditions will be satisfied by May 30, 1997, and that the dividend will be distributed before the end of the second quarter.


-- more --

Ascent Spin-off - Page 2


     Some of the statements in this news release are forward-looking and relate to anticipated future events. Forward-looking statements are based on COMSAT management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that future events will occur within the time frame anticipated by management.
     COMSAT Corporation is a global provider of international communications services and products.

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CONTACT:    Janet Dewar Vice President, Corporate Affairs (301) 214-3442
--------    Gary Sharpe Director, Investor Relations      (301) 214-3244